SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☑

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

Pioneer Floating Rate Trust

(Name of Registrant as Specified In Its Charter)

Saba Capital Management, L.P.

Boaz R. Weinstein

Charles I. Clarvit

Stephen G. Flanagan

Frederic Gabriel

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FELLOW SHAREHOLDERS – NOW IS THE TIME TO VOTE FOR CHANGE

Over the next few weeks, you will be asked to make a very important decision regarding your investment in Pioneer Floating Rate Trust (Ticker: PHD).

When evaluating the performance of a fund manager, it’s important to observe the total return of your investment (this includes distributions paid) and compare this to the total return of your manager’s benchmark. Through this you will be able to determine if your manager is earning the fees you are paying them to manage your money. The table below shows that while Pioneer is taking millions in advisory fees from shareholders they are significantly underperforming their benchmark.

Period	Underperformance Vs. Benchmark[i]
1 Year	-2.1%
2 Year	-3.8%
3 Year	-8.3%
Since IPO	-24.7%

Year-To-Date Performance Vs. Benchmark	-5.7%

Consistent with Pioneer’s poor long-term track record, this year it underperformed again. The reason is not just poor investment decisions. It is also because the share price of PHD has traded below its net asset value every single day since September 2013.

You are probably wondering why the Board, mandated to protect your investment, hasn’t made critical changes. It could ask Pioneer to take a management fee cut. It could merge PHD into a nearly identical Pioneer open-ended fund – a step recently taken by BlackRock for two of its funds as a way to immediately raise the share price to full net asset value, and lower the expense ratio.

Unlike you, there isn’t a single Board member that has a dime invested in PHD. They don’t lose any money when Pioneer underperforms and they don’t pay Pioneer’s high fees each year like you do. The Board is paid hundreds of thousands of dollars each year to sit on the boards of PHD and dozens of other Pioneer funds. Below is a list of the current Trustees.

Name of Trustee	Total Compensation from Pioneer Funds	Shares Owned of Pioneer Floating Rate Trust (PHD)ii
Lisa M. Jones	Pioneer Employee – undisclosed	None
Kenneth J. Taubes	Pioneer Employee – undisclosed	None
John E. Baumgardner, Jr.	$20,604 each year	None
Diane P. Durnin	$61,108 each year	None
Benjamin M. Friedman	$288,500 each year	None
Lorraine H. Monchak	$279,250 each year	None
Thomas J. Perna	$365,500 each year	None
Marguerite A. Piret	$271,750 each year	None
Fred J. Ricciardi	$256,250 each year	None

PHD has expressed in its preliminary proxy statement that it may seek to invalidate Saba’s nominees and shareholder proposal due to what the PHD purports to be missing information regarding Saba and its Nominees. To be clear, the PHD’s claims are completely baseless, Saba’s nominees and proposal were submitted in accordance with the informational requirements of the PHD’s Bylaws. In fact, in the spirit of good faith and cooperation, Saba continued to provide PHD, through no less than four additional letters, with extensive and additional information not required by the PHD’s Bylaws. PHD’s suggestions that Saba has not complied with the notice requirements of the Bylaws are a thinly veiled and desperate attempt to deny shareholders their right to vote on nominees who can deliver a fresh perspective to PHD’s board.

It’s incumbent on all of us to send a message that Pioneer – a firm with $1.7 trillion under management – cannot trap their investors, big or small, in high-fee poorly performing funds. Passing these proposals can help fix decades of underperformance by reducing fees and expenses and quickly increasing the share price of PHD to its published net asset value. As the largest investor in PHD, our interests are fully aligned with yours.

Please vote the GOLD proxy card today so we can increase the share price of PHD in the short-term and long-term.

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i Portfolio (Market Price) vs. S&P LSTA Leveraged Loan Index, Bloomberg, L.P. 6/30/2020

ii Pioneer Floating Rate Trust, PREC14A 7/20/20